                                                                    EXHIBIT 99.2
                                                                    ------------

 VeriSign Applauds Department of Commerce Decision on New Registry Agreements

Mountain View, California, May 21, 2001 - VeriSign, Inc. (NASDAQ:VRSN), the leading provider of Internet trust services, recognized the U.S. Department of Commerce's effort in approving the new registry agreements passed by the Internet Corporation for Assigned Names and Numbers (ICANN) and VeriSign.

"On Friday the Department of Commerce, ICANN and VeriSign agreed to terms that are fundamentally important to the core infrastructure of the Internet," Stratton Sclavos, president and CEO of VeriSign. "With these new agreements on
 .com and .net and the impending rollout of new generic top level domains, the Internet has taken several steps forward to truly becoming a more open and stable global medium for businesses and consumers alike."

The terms of the agreements include the following: VeriSign will operate the
 .com registry function of its business until 2007, with presumable right of renewal afterwards. VeriSign will keep the Registrar function of its business (with VeriSign agreeing to an independent audit of the Registry/Registrar firewall annually). VeriSign agrees to divest of its .org registry in 2002. The
 .org registry will be maintained by a not for profit organization to be determined by ICANN. VeriSign's .net registry agreement will now be open to recompetition on June 30, 2005, unless market measurements indicate competition in the registry or registrar market is not growing and meeting established goals.

More detailed information on the terms of the new agreements can be found at the Department of Commerce's website at
http://www2.osec.doc.gov/public.nsf/docs/icann-verisign-0518.
------------------------------------------------------------

About VeriSign

VeriSign, Inc. (Nasdaq:VRSN) is the leading provider of trusted infrastructure services to Web sites, enterprises, electronic commerce service providers and individuals. The Company's domain name, digital certificate and payment services provide the critical web identity, authentication and transaction infrastructure that online businesses require to conduct secure e-commerce and communications. VeriSign's services are available through its Web site (www.verisign.com) or
                                                        ----------------
through its direct sales force and reseller partners around the world.

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign's actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, VeriSign's limited operating history under its current business structure, uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results, increased competition, risks associated with the company's international business and risks related to potential security breaches. More information about potential factors that could affect the company's business and financial results is included in VeriSign's filings with the Securities and Exchange Commission, especially in the company's Annual Report on Form 10-K for the year ended December 31, 2000. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

VeriSign is a registered trademark of VeriSign, Inc. Other names may be trademarks of their respective owners.

VeriSign Contacts: Media Contact: Brian O'Shaughnessy,
boshaughnessy@verisign.com, +1-650/429 -5270; Investor Contact: Katie Ochsner,
--------------------------
kochsner@verisign.com, +1-650/429-3512
---------------------